Exhibit 4.1

EXECUTION COPY

CHASE BANK USA, NATIONAL ASSOCIATION,

Transferor, Servicer and Administrator

CHASE ISSUANCE TRUST,

Issuing Entity

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Indenture Trustee and Collateral Agent

AMENDMENT NO. 4

to the THIRD AMENDED AND RESTATED

TRANSFER AND SERVICING AGREEMENT

Dated as of June 11, 2014

This AMENDMENT NO. 4 TO THE THIRD AMENDED AND RESTATED TRANSFER AND SERVICING AGREEMENT (this “Amendment No. 4”) among CHASE BANK USA, NATIONAL ASSOCIATION (the “Bank” or “Chase USA”), a national banking association, as Transferor, Servicer and Administrator, CHASE ISSUANCE TRUST, a statutory business trust created under the laws of the State of Delaware, as Issuing Entity and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee and Collateral Agent, is made and entered into as of June 11, 2014.

RECITALS

WHEREAS, the predecessor to Chase USA, the Issuing Entity and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent have heretofore executed and delivered a Transfer and Servicing Agreement, dated as of May 1, 2002 (as amended and supplemented or otherwise modified through the date hereof, including by the Assumption Agreement, dated as of October 1, 2004, by Chase USA, as successor Transferor, Servicer and Administrator, in favor of and for the benefit of the Issuing Entity, the Indenture Trustee and the Collateral Agent, the “Original Transfer and Servicing Agreement”);

WHEREAS, the parties hereto have heretofore executed and delivered an Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, and a Second Amendment thereto, dated as of February 1, 2006 (as amended, supplemented or otherwise modified, the “Amended and Restated Transfer and Servicing Agreement”);

WHEREAS, the parties hereto have heretofore executed and delivered a Second Amended and Restated Transfer and Servicing Agreement, dated as of March 14, 2006 (as amended, supplemented or otherwise modified, the “Second Amended and Restated Transfer and Servicing Agreement”);

WHEREAS, the parties hereto have heretofore executed and delivered a Third Amended and Restated Transfer and Servicing Agreement, dated as of December 19, 2007, as amended by Amendment No. 1 thereto, dated as of May 8, 2009, Amendment No. 2 thereto, dated as of July 9, 2013, and Amendment No. 3 thereto, dated as of December 20, 2013 (as amended, supplemented or otherwise modified, the “Third Amended and Restated Transfer and Servicing Agreement”);

WHEREAS, the parties hereto desire to amend the Third Amended and Restated Transfer and Servicing Agreement as set forth below;

WHEREAS, subsection 12.01(a) of the Third Amended and Restated Transfer and Servicing Agreement provides that the Servicer, the Transferor, the Administrator and the Issuing

Entity may amend the Third Amended and Restated Transfer and Servicing Agreement by a written instrument signed by each of them, without the consent of the Indenture Trustee, any Collateral Agent or any of the Noteholders; provided, that (i) the Transferor shall have delivered to the Indenture Trustee and the Owner Trustee an Officer’s Certificate, dated the date of any such amendment, stating that such Transferor reasonably believes that such amendment will not have an Adverse Effect and (ii) the Note Rating Agency Condition shall have been satisfied;

WHEREAS, (i) the Indenture Trustee and Owner Trustee have received from each Transferor an Officer’s Certificate, dated the date hereof, stating that such Transferor reasonably believes that such amendment will not have an Adverse Effect and (ii) the Note Rating Agency Condition has been satisfied; and

WHEREAS, based on the foregoing, all conditions precedent to the execution of this Amendment No. 4 have been complied with;

NOW, THEREFORE, the parties hereto hereby are executing and delivering this Amendment No. 4 in order to amend the Third Amended and Restated Transfer Agreement in the manner set forth below.

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Capitalized terms used but not defined herein shall have the meanings assigned to them in the Third Amended and Restated Transfer and Servicing Agreement.

1. Amendment to Subsection 3.01. Subsection 3.01 of the Third Amended and Restated Transfer and Servicing Agreement shall be amended by deleting the existing Section 3.01 in its entirety and replacing it with the following:

“Section 3.01 Collections and Allocations.

(a) The Servicer (or, if the authority of the Servicer has been revoked pursuant to Section 10.01 hereof, the Indenture Trustee, or, if a Successor Servicer has been appointed, the Successor Servicer) shall receive from time to time funds from each Transferor in respect of Receivables and from each applicable Master Trust with respect to the Collateral Certificates pledged to the Trust. Upon receipt of any funds in respect of a Collateral Certificate or Receivables, unless otherwise specified herein, the Servicer shall deposit such amounts in the Collection Account for the Asset Pool in which such Collateral Certificate or Receivables have been designated for inclusion, which amounts shall be applied by the applicable Collateral Agent, on behalf of the Indenture Trustee, for such Asset Pool pursuant to the Asset Pool Supplement for such Asset Pool. Except as otherwise provided below, the Servicer shall deposit Collections with respect to Receivables into the Collection Account for the applicable Asset Pool as promptly as possible after the Date of Processing of such Collections, but in no event later than the second Business Day following the Date of Processing and shall deposit Collections received with respect to Collateral Certificates with respect to any Monthly Period into the Collection Account for the applicable Asset Pool no later than the First Note Transfer Date for the applicable Asset Pool in the next succeeding Monthly Period. In the event of the insolvency of the Servicer, then, immediately upon the occurrence of such event and thereafter, the Servicer shall deposit all Collections into the Collection Account for each applicable Asset Pool and in no such event shall the Servicer deposit any Collections thereafter into any account established, held or maintained with the Servicer.

(b) For as long as Chase USA remains the Servicer hereunder and (i) no Servicer Rating Event shall have occurred and be continuing or (ii) Chase USA obtains a guarantee or letter of credit covering risk of collection with respect to its deposit and payment obligations under this Agreement (in form and substance satisfactory to each Note Rating Agency) from a guarantor having a short-term credit rating of at least “A-1” from Standard & Poor’s or “P-1” from Moody’s or “F1” from Fitch (or such other rating below “A-1” or “P-1” or, to the extent rated by Fitch, “F1,” as the case may be, which is acceptable to such Note Rating Agency), or (iii) the Note Rating Agency Condition will have been satisfied despite the Servicer’s inability to satisfy the rating requirement specified in clause (i) or (ii) above, or (iv) for five Business

Days following any reduction of any such rating or failure to satisfy the conditions specified in clause (i) or (ii) above, the Servicer need not make daily deposits of Collections into the Collection Account as provided in the preceding paragraph, but may make deposits in an amount equal to the net amount of such deposits and payments which would have been made with respect to Notes to receive payments on the related Payment Dates had the conditions of this sentence not applied, into the Collection Account in immediately available funds not later than 1:00 p.m., New York City time, on each applicable Note Transfer Date following the Monthly Period with respect to which such deposit relates. To the extent that, in accordance with this Section 3.01, the Servicer has retained amounts which would otherwise be required to be deposited into a Collection Account or any Supplemental Bank Account with respect to any Monthly Period, the Servicer shall be required to deposit such amounts in the applicable Collection Account or such Supplemental Bank Account on the related Note Transfer Date to the extent necessary to make required distributions on the related Payment Date for such Asset Pool.

(c) Notwithstanding anything else in this Agreement to the contrary, unless otherwise specified in the Indenture, any applicable Asset Pool Supplement or any applicable Indenture Supplement, with respect to any Monthly Period for which the Servicer is required to make daily deposits into the applicable Collection Account or into any Supplemental Bank Account provided for in any Indenture Supplement for any Series:

(i) the Servicer will only be required to deposit Collections (other than Recoveries, which will be deposited in accordance with subsection 3.07(a), and the Interchange Amount, which will be deposited in accordance with subsection 3.07(b)) into the Collection Account or any Supplemental Bank Account for each Asset Pool no later than the second Business Day following the Date of Processing in an amount equal to the lesser of:

(A) the amount required to be deposited into the Collection Account or such Supplemental Bank Account for such Asset Pool on such Business Day pursuant to the terms of the Indenture or any Indenture Supplement for any Series secured by such Asset Pool, and

(B) the amount required to be distributed on or prior to the related Note Transfer Date to the extent necessary to make required distributions on the related Payment Date of:

(1) interest and principal due to Holders of the Notes secured by such Asset Pool (other than Notes held by the Transferor for so long as the Transferor is the Servicer) provided for in any Indenture Supplement for any Series secured by such Asset Pool,

(2) the Trust Servicing Fee allocable to the Notes secured by such Asset Pool (excluding the amount allocable to the Transferor Interest), but only if the Transferor is not also the Servicer,

(3) the Default Amount allocable to such Asset Pool (excluding the amount allocable to the Transferor Interest),

(4) targeted deposits to any reserve account designated and established pursuant to the Indenture Supplement for any Series secured by such Asset Pool.

(5) amounts owed under any Supplemental Credit Enhancement or Derivative Agreement with respect to such Asset Pool; and

(6) any other amounts identified in any Indenture Supplement for any Series secured by such Asset Pool to be paid to Holders of the Notes secured by such Asset Pool other than the Transferor, deposited in reserve accounts or other enhancement accounts or paid to third parties from Collections, and any Collections not required to be deposited in the Collection Account for any Asset Pool shall be deposited in the Excess Funding Account to the extent required pursuant to the terms of the Indenture or any Indenture Supplement for any Series secured by such Asset Pool, and any remaining Collections shall be paid to the Transferor; and

(ii) (A) if at any time prior to the related Note Transfer Date the amount of Collections deposited in any Collection Account with respect to the related Monthly Period exceeds the amount required to be deposited pursuant to clause (i) above, the Servicer shall withdraw such excess from such Collection Account and immediately pay it to the Transferor, and

(B) if at any time prior to the related Note Transfer Date the amount of Collections deposited in any Collection

Account with respect to the related Monthly Period is less than the amount required to be deposited pursuant to clause (i) above, the Transferor shall pay to the Servicer, and the Servicer shall deposit into such Collection Account, the amount of the shortfall, but only to the extent of Collections previously paid to the Transferor with respect to such Monthly Period pursuant to this paragraph.

(iii) For the avoidance of doubt, to the extent that the exact amount of the required deposits or distributions pursuant to clauses (i)(A) and (i)(B) above are unknown, the Servicer will be allowed to make a good faith estimate of the respective amounts thereof subject to the adjustment provisions set forth in clauses (ii)(A) and (ii)(B) above.”

2. No Waiver. The execution and delivery of this Amendment No. 4 shall not constitute a waiver of a past default under the Third Amended and Restated Transfer and Servicing Agreement or impair any right consequent thereon.

3. Third Amended and Restated Transfer Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Third Amended and Restated Transfer and Servicing Agreement shall remain in full force and effect. All references to the Third Amended and Restated Transfer and Servicing Agreement in any other document or instrument shall be deemed to mean the Third Amended and Restated Transfer and Servicing Agreement as amended by this Amendment No. 4. This Amendment No. 4 shall not constitute a novation of the Third Amended and Restated Transfer and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Third Amended and Restated Transfer and Servicing Agreement to which they are parties thereto, as amended by this Amendment No. 4, as though the terms and obligations of the Third Amended and Restated Transfer and Servicing Agreement were set forth herein.

4. Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

5. Separability. In case any provision in this Amendment No. 4 shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

6. Counterparts. This Amendment No. 4 may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

7. GOVERNING LAW. THIS AMENDMENT NO. 4 SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

8. Effective Date. This Amendment No. 4 shall become effective as of the day and year first above written.

9. Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Amendment No. 4 is executed and delivered by Wilmington Trust Company, not individually or personally but solely as owner trustee of the Issuing Entity, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuing Entity is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuing Entity, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuing Entity or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuing Entity under this Amendment No. 4 or any other related documents.

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IN WITNESS WHEREOF, the Transferor, the Servicer, the Administrator, the Issuing Entity, the Indenture Trustee and the Collateral Agent have caused this Amendment No. 4 to be duly executed by their respective officers as of the day and year first above written.

CHASE BANK USA, NATIONAL ASSOCIATION, as Transferor, Servicer and Administrator

By:	/s/ David A. Penkrot
Name: David A. Penkrot
Title: Executive Director

CHASE ISSUANCE TRUST, as Issuing Entity

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee on behalf of the Trust

By:	/s/ Jennifer A. Luce
Name: Jennifer A. Luce
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Indenture Trustee and Collateral Agent

By:	/s/ Cheryl Zimmerman
Name: Cheryl Zimmerman
Title: Vice President

CHASE ISSUANCE TRUST

AMENDMENT NO. 4 TO THE THIRD A&R TSA

Acknowledged and Accepted:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee

By:	/s/ Jennifer A. Luce
Name: Jennifer A. Luce
Title: Vice President

CHASE ISSUANCE TRUST

AMENDMENT NO. 4 TO THE THIRD A&R TSA